Exhibit 99.1

AMAZON.COM ANNOUNCES 21% SALES GROWTH DRIVEN BY LOWER PRICES AND EXPANDED SELECTION; RAISES FINANCIAL GUIDANCE

SEATTLE—(BUSINESS WIRE)—July 23, 2002—Amazon.com, Inc. (NASD: AMZN) today announced financial results for its second quarter ended June 30, 2002.

Free cash flow was $16 million for the trailing four quarters, compared with negative $270 million for the four quarters ended June 2001. Free cash flow includes interest payments and capital expenditures and excludes proceeds from exercise of stock options.

Common stock outstanding was 380 million shares at June 30, 2002, an increase of 5% compared to June 30, 2001 (approximately half of the increase was in connection with a July 2001 $100 million investment in the Company).

Net sales were $806 million, compared with $668 million in the second quarter 2001, an increase of 21%.

Operating profit was $1 million, compared with a loss of $140 million a year ago. Pro forma operating profit was $26 million, or 3% of net sales, exceeding the Company’s guidance of $5 million to $15 million. This compares with a pro forma operating loss of $28 million in the second quarter 2001, an improvement of $54 million.

Net loss was $94 million, or $0.25 per share, compared with a second quarter 2001 net loss of $168 million, or $0.47 per share. Pro forma net loss, which includes interest expense, was $4 million, or $0.01 per share, compared with a pro forma net loss of $58 million, or $0.16 per share, in the second quarter 2001. (Details on the differences between GAAP results and pro forma results are included below, with a tabular reconciliation of those differences included in the attached financial statements.)

“I’m especially pleased with the outstanding job our U.S. Books team is doing—posting another quarter of 20% year-over-year book unit growth, up from 15% growth this past fourth quarter,” said Jeff Bezos, founder and CEO of Amazon.com. “Also, Electronics, Tools and Kitchen revenues accelerated as we lowered prices and expanded Electronics selection by 40% to over 60,000 items, including products from Sony, Toshiba, Yamaha and Microsoft.”

In June, Amazon.com announced its fourth significant price decrease in the past year. In July 2001, the Company lowered book prices to 30% off books over $20, and in January introduced its Free Super Saver Shipping option on orders over $99. In April, Amazon.com extended the 30% discount to books over $15, and in June extended its Free Super Saver Shipping option to qualifying orders over $49 as a long-term test. Additionally, Amazon.com recently reduced prices on electronics, tools and many bestselling CDs and DVDs.

Highlights of Second Quarter Results (comparisons are with the equivalent period of 2001)

•
Third-party transactions (new, used and refurbished items sold on Amazon.com product detail pages by businesses and individuals) grew sequentially to 20% of North American units, representing 35% of North American orders, compared with 10% of units and 18% of orders.

•
International segment sales, from the Company’s U.K., German, French and Japanese sites, grew 70% to $218 million, and pro forma operating results improved by 66% to a loss of $10 million, or 5% of International sales.

•	Electronics, Tools and Kitchen segment sales growth accelerated to 16% from 8% growth in the first quarter 2002, and pro forma operating losses declined 55% to $18 million.
•	Books unit growth was 20%. Books, Music and DVD/Video segment sales grew 6% to $412 million. Pro forma operating profit grew 26% to $49 million, a record 12% of Books, Music and DVD/Video sales.
•	Pro forma operating profit was $82 million for the trailing four quarters, or 2% of net sales.
•	Inventory turns improved 35% to 19 for the trailing four quarters, up from 14.

Stock Options

The Company announced that by the beginning of 2003 all stock-based awards granted thereafter will be expensed.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of July 23, 2002. Results may be materially affected by many factors, such as changes in general economic conditions and consumer spending, the emerging nature and rate of growth of the Internet and online commerce, and the various factors detailed below.

Third Quarter 2002 Expectations
•	Net sales are expected to be between $780 million and $830 million.
•	Pro forma operating income is expected to be between $8 million and $17 million, or between 1% and 2% of net sales.

Full Year 2002 Expectations
•	Free cash flow is expected.
•	Net sales are expected to grow by over 18%.
•	Pro forma net income is expected.

A conference call will be Webcast live at www.amazon.com/ir today at 2 p.m. PT/5 p.m. ET and will be available through September 30, 2002. This call will contain forward-looking statements and other material information.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, among others,the rate of growth of the economy in general and of the Internet and online commerce; customer spending patterns; the amount that Amazon.com invests in new business opportunities and the timing of those investments; the mix of products sold to customers; the mix of net sales derived from products as compared with services; competition; risks of inventory management; the degree to which the Company enters into, maintains and develops service relationships with third-party sellers and other strategic transactions; foreign-currency exchange risks; seasonality; international growth and expansion; risks of fulfillment throughput and productivity; and fluctuations in the value of securities and non-cash payments Amazon.com receives in connection with such transactions. Other risks and uncertainties include, among others, risk of future losses, significant amount of indebtedness, potential fluctuations in operating results, management of potential growth, system interruptions, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, customer or third-party sellers fraud, Amazon.com Payments, and new business areas, business combinations and strategic alliances. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and all subsequent filings.

The Company intends to continue its practice of not updating forward-looking statements other than in publicly available documents.

Pro Forma Results

Pro forma results, which generally exclude non-operational, non-cash charges and benefits as well as one-time charges, are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as “GAAP”). Management uses such pro forma measures internally to evaluate the Company’s performance and manage its operations. A reconciliation of GAAP to pro forma is included in the attached financial statements.

Pro forma operating results exclude the following line items on the Company’s statements of operations:

•	Stock-based compensation,
•	Amortization of goodwill and other intangibles, and
•	Restructuring-related and other.

Pro forma net results exclude, in addition to the line items described above, the following line items on the Company’s statements of operations:
•	Other gains (losses), net,
•	Equity in losses of equity-method investees, net, and
•	Cumulative effect of change in accounting principle.

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be the world’s most customer-centric company, where customers can find and discover anything they might want to buy online. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchenware and housewares, books, music, DVDs, videos, camera and photo items, toys, baby items and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com’s millions of customers, and with Amazon.com Payments, sellers can accept credit card transactions, avoiding the hassles of offline payments.

Amazon.com operates five international Web sites: www.amazon.ca, www.amazon.co.uk, www.amazon.de, www.amazon.fr and www.amazon.co.jp. It also operates the Internet Movie Database (www.imdb.com), the Web’s comprehensive and authoritative source of information on more than 300,000 movies and entertainment titles and 1 million cast and crew members dating from the birth of film.

Contact:

Amazon.com Investor Relations
Tim Halladay, 206/266-2171, ir@amazon.com

Amazon.com Public Relations
Bill Curry, 206/266-7180

AMAZON.COM, INC.
Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2002	2001	2002	2001
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$296,689	$446,944	$540,282	$822,435
OPERATING ACTIVITIES:
Net loss	(93,553)	(168,359)	(116,703)	(402,490)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of fixed assets and other amortization	20,970	20,794	41,910	43,867
Stock-based compensation	23,148	2,351	34,079	5,267
Equity in losses of equity-method investees, net	1,168	10,315	2,912	23,490
Amortization of goodwill and other intangibles	1,374	50,830	3,353	101,661
Non-cash restructuring-related and other	—	6,525	—	68,529
Loss (gain) on sale of marketable securities, net	(437)	187	(813)	214
Other losses (gains), net	63,454	(11,315)	57,938	(45,172)
Non-cash interest expense and other	7,464	6,713	14,525	13,285
Cumulative effect of change in accounting principle	—	—	(801)	10,523
Changes in operating assets and liabilities:
Inventories	16,420	25,277	21,094	45,100
Prepaid expenses and other current assets	(13,430)	(12,203)	(16,750)	15,131
Accounts payable	(27,418)	(1,632)	(155,704)	(231,390)
Accrued expenses and other current liabilities	(12,489)	52,271	(78,350)	(5,491)
Unearned revenue	20,688	25,192	49,404	43,197
Amortization of previously unearned revenue	(30,921)	(31,908)	(68,254)	(65,300)
Interest payable	28,199	27,447	(24,236)	(24,920)

Net cash provided by (used in) operating activities	4,637	2,485	(236,396)	(404,499)

INVESTING ACTIVITIES:
Sales and maturities of marketable securities and other investments	213,336	66,971	349,911	161,337
Purchases of marketable securities	(299,877)	(26,743)	(434,104)	(57,121)
Purchases of fixed assets, including internal-use software and Web site development	(7,440)	(10,425)	(12,294)	(29,862)

Net cash provided by (used in) investing activities	(93,981)	29,803	(96,487)	74,354

FINANCING ACTIVITIES:
Proceeds from exercise of stock options and other	42,866	7,644	50,275	13,477
Proceeds from long-term debt and other	—	—	—	10,000
Repayment of capital lease obligations and other	(3,432)	(4,094)	(7,995)	(8,669)

Net cash provided by financing activities	39,434	3,550	42,280	14,808
Effect of exchange-rate changes on cash and cash equivalents	23,659	(19,833)	20,759	(44,149)

Net increase (decrease) in cash and cash equivalents	(26,251)	16,005	(269,844)	(359,486)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$270,438	$462,949	$270,438	$462,949

SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases	$1,211	$171	$2,135	$2,469
Equity securities received for commercial agreements	—	—	—	331
Cash paid for interest	566	1,198	81,049	80,715

Note:	The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Statements of Operations
(in thousands, except per share data)
(unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net sales	$805,605	$667,625	$1,653,027	$1,367,981
Cost of sales	587,438	487,905	1,211,735	1,005,664

Gross profit	218,167	179,720	441,292	362,317
Operating expenses:
Fulfillment	85,751	85,583	175,566	183,831
Marketing	28,832	34,658	61,076	71,296
Technology and content	58,165	64,710	113,662	134,994
General and administrative	19,425	22,778	40,336	48,806
Stock-based compensation	23,148	2,351	34,079	5,267
Amortization of goodwill and other intangibles	1,374	50,830	3,353	101,661
Restructuring-related and other	—	58,650	9,974	172,910

Total operating expenses	216,695	319,560	438,046	718,765

Income (loss) from operations	1,472	(139,840)	3,246	(356,448)
Interest income	5,650	6,807	11,302	16,757
Interest expense	(35,651)	(35,148)	(70,895)	(68,896)
Other income (expense), net	(402)	(1,178)	(307)	(5,062)
Other gains (losses), net	(63,454)	11,315	(57,938)	45,172

Total non-operating expenses, net	(93,857)	(18,204)	(117,838)	(12,029)

Loss before equity in losses of equity-method investees	(92,385)	(158,044)	(114,592)	(368,477)
Equity in losses of equity-method investees, net	(1,168)	(10,315)	(2,912)	(23,490)
Loss before change in accounting principle	(93,553)	(168,359)	(117,504)	(391,967)
Cumulative effect of change in accounting principle	—	—	801	(10,523)
Net loss	$(93,553)	$(168,359)	$(116,703)	$(402,490)

Basic and diluted loss per share:
Prior to cumulative effect of change in accounting principle	$(0.25)	$(0.47)	$(0.31)	$(1.09)
Cumulative effect of change in accounting principle	—	—	—	(0.03)
	$(0.25)	$(0.47)	$(0.31)	$(1.12)

Shares used in computation of basic and diluted loss per share:	376,937	359,752	374,995	358,595

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Pro Forma Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2002			June 30, 2001
	As Reported (1)	Pro Forma Adjustments	Pro Forma	As Reported (1)	Pro Forma Adjustments	Pro Forma
Net sales	$805,605	$—	$805,605	$667,625	$—	$667,625
Cost of sales	587,438	—	587,438	487,905	—	487,905

Gross profit	218,167	—	218,167	179,720	—	179,720
Operating expenses:
Fulfillment	85,751	—	85,751	85,583	—	85,583
Marketing	28,832	—	28,832	34,658	—	34,658
Technology and content	58,165	—	58,165	64,710	—	64,710
General and administrative	19,425	—	19,425	22,778	—	22,778
Stock-based compensation	23,148	(23,148)	—	2,351	(2,351)	—
Amortization of goodwill and other intangibles	1,374	(1,374)	—	50,830	(50,830)	—
Restructuring-related and other	—	—	—	58,650	(58,650)	—

Total operating expenses	216,695	(24,522)	192,173	319,560	(111,831)	207,729

Income (loss) from operations	1,472	24,522	25,994	(139,840)	111,831	(28,009)
Interest income	5,650	—	5,650	6,807	—	6,807
Interest expense	(35,651)	—	(35,651)	(35,148)	—	(35,148)
Other income (expense), net	(402)	—	(402)	(1,178)	—	(1,178)
Other gains (losses), net	(63,454)	63,454	—	11,315	(11,315)	—

Total non-operating expenses, net	(93,857)	63,454	(30,403)	(18,204)	(11,315)	(29,519)

Loss before equity in losses of equity-method investees	(92,385)	87,976	(4,409)	(158,044)	100,516	(57,528)
Equity in losses of equity-method investees, net	(1,168)	1,168	—	(10,315)	10,315	—

Net loss	$(93,553)	$89,144	$(4,409)	$(168,359)	$110,831	$(57,528)

Net cash provided by operating activities	$4,637		$4,637	$2,485		$2,485

Basic and diluted loss per share	$(0.25)	$0.24	$(0.01)	$(0.47)	$0.31	$(0.16)

Shares used in computation of basic and diluted loss per share:	376,937		376,937	359,752		359,752

Note:	The attached “Financial and Operational Highlights” are an integral part of the press release financial statements

(1)	In accordance with accounting principles generally accepted in the United States.

AMAZON.COM, INC.
Pro Forma Statements of Operations
(in thousands, except per share data)
(unaudited)
	Six Months Ended
	June 30, 2002			June 30, 2001
	As Reported (1)	Pro Forma Adjustments	Pro Forma	As Reported (1)	Pro Forma Adjustments	Pro Forma
Net sales	$1,653,027	$—	$1,653,027	$1,367,981	$—	$1,367,981
Cost of sales	1,211,735	—	1,211,735	1,005,664	—	1,005,664

Gross profit	441,292	—	441,292	362,317	—	362,317
Operating expenses:
Fulfillment	175,566	—	175,566	183,831	—	183,831
Marketing	61,076	—	61,076	71,296	—	71,296
Technology and content	113,662	—	113,662	134,994	—	134,994
General and administrative	40,336	—	40,336	48,806	—	48,806
Stock-based compensation	34,079	(34,079)	—	5,267	(5,267)	—
Amortization of goodwill and other intangibles	3,353	(3,353)	—	101,661	(101,661)	—
Restructuring-related and other	9,974	(9,974)	—	172,910	(172,910)	—

Total operating expenses	438,046	(47,406)	390,640	718,765	(279,838)	438,927

Income (loss) from operations	3,246	47,406	50,652	(356,448)	279,838	(76,610)
Interest income	11,302	—	11,302	16,757	—	16,757
Interest expense	(70,895)	—	(70,895)	(68,896)	—	(68,896)
Other income (expense), net	(307)	—	(307)	(5,062)	—	(5,062)
Other gains (losses), net	(57,938)	57,938	—	45,172	(45,172)	—

Total non-operating expenses, net	(117,838)	57,938	(59,900)	(12,029)	(45,172)	(57,201)

Loss before equity in losses of equity-method investees	(114,592)	105,344	(9,248)	(368,477)	234,666	(133,811)
Equity in losses of equity-method investees, net	(2,912)	2,912	—	(23,490)	23,490	—

Loss before change in accounting principle	(117,504)	108,256	(9,248)	(391,967)	258,156	(133,811)
Cumulative effect of change in accounting principle	801	(801)	—	(10,523)	10,523	—

Net loss	$(116,703)	$107,455	$(9,248)	$(402,490)	$268,679	$(133,811)

Net cash used in operating activities	$(236,396)		$(236,396)	$(404,499)		$(404,499)

Basic and diluted loss per share:	$(0.31)	0.29	$(0.02)	$(1.09)	0.72	$(0.37)
Prior to cumulative effect of change in accounting principle	—	—	—	(0.03)	0.03	—

Cumulative effect of change in accounting principle	$(0.31)	0.29	(0.02)	$(1.12)	$0.75	$(0.37)

Shares used in computation of basic and diluted loss per share:	374,995		374,995	358,595		358,595

Note:	The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

(1)	In accordance with accounting principles generally accepted in the United States

AMAZON.COM, INC.
Segment Information
(in thousands)
(unaudited)

	Three Months Ended June 30, 2002
	North America
	Books, Music and DVD/Video	Electronics, Tools and Kitchen		Total		International		Services		Consolidated
Net sales	$411,727	$128,431		$540,158		$218,457		$46,990		$805,605
Gross profit	123,673	18,518		142,191		47,369		28,607		218,167
Pro forma income (loss) from operations	49,093	(18,498)		30,595		(10,187)		5,586		25,994
Stock-based compensation										(23,148)
Amortization of other intangibles										(1,374)
Total non-operating expenses, net										(93,857)
Equity in losses of equity-method investees, net										(1,168)

Net loss										$(93,553)

Segment highlights:
Y / Y net sales growth	6%	16%		8%		70%		22%		21%
Y / Y gross profit growth	12%	41%		15%		61%		9%		21%
Gross margin	30%	14%		26%		22%		61%		27%
Pro forma operating margin	12%	(14%	)	6%		(5%	)	12%		3%
Net sales mix	51%	16%		67%		27%		6%		100%

	Three Months Ended June 30, 2001
	North America
	Books, Music	Electronics,
	and DVD/Video	Tools and Kitchen		Total		International		Services		Consolidated
Net sales	$389,723	$110,957		$500,680		$128,346		$38,599		$667,625
Gross profit	110,844	13,159		124,003		29,365		26,352		179,720
Pro forma income (loss) from operations	38,967	(41,322)		(2,355)		(29,993)		4,339		(28,009)
Stock-based compensation										(2,351)
Amortization of goodwill and other intangibles										(50,830)
Restructuring-related and other										(58,650)
Total non-operating expenses, net										(18,204)
Equity in losses of equity-method investees, net										(10,315)

Net loss										$(168,359)

Segment highlights:
Y / Y net sales growth	1%	21%		5%		75%		41%		16%
Y / Y gross profit growth	28%	111%		33%		80%		(1%	)	32%
Gross margin	28%	12%		25%		23%		68%		27%
Pro forma operating margin	10%	(37%	)	(0%	)	(23%	)	11%		(4% )
Net sales mix	58%	17%		75%		19%		6%		100%

Note:	The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Segment Information
(in thousands)
(unaudited)

	Six Months Ended June 30, 2002
	North America
	Books, Music	Electronics,
	and DVD/Video	Tools and Kitchen		Total		International		Services	Consolidated
Net sales	$854,765	$254,634		$1,109,399		$443,977		$99,651	$1,653,027
Gross profit	246,808	37,941		284,749		96,373		60,170	441,292
Pro forma income (loss) from operations	95,456	(39,254)		56,202		(21,451)		15,901	50,652
Stock-based compensation									(34,079)
Amortization of other intangibles									(3,353)
Restructuring-related and other									(9,974)
Total non-operating expenses, net									(117,838)
Equity in losses of equity-method investees, net									(2,912)
Cumulative effect of change in accounting principle									801

Net loss									$(116,703)

Segment highlights:
Y / Y net sales growth	7%	12%		8%		70%		23%	21%
Y / Y gross profit growth	12%	25%		14%		68%		10%	22%
Gross margin	29%	15%		26%		22%		60%	27%
Pro forma operating margin	11%	(15%	)	5%		(5%	)	16%	3%
Net sales mix	52%	15%		67%		27%		6%	100%

	Six Months Ended June 30, 2001
	North America
	Books, Music	Electronics,
	and DVD/Video	Tools and Kitchen		Total		International		Services	Consolidated
Net sales	$799,309	$227,464		$1,026,773		$260,451		$80,757	$1,367,981
Gross profit	219,963	30,379		250,342		57,415		54,560	362,317
Pro forma income (loss) from operations	66,592	(87,155)		(20,563)		(64,562)		8,515	(76,610)
Stock-based compensation									(5,267)
Amortization of goodwill and other intangibles									(101,661)
Restructuring-related and other									(172,910)
Total non-operating expenses, net									(12,029)
Equity in losses of equity-method investees, net									(23,490)
Cumulative effect of change in accounting principle									(10,523)

Net loss									$(402,490)

Segment highlights:
Y / Y net sales growth	2%	37%		8%		75%		61%	19%
Y / Y gross profit growth	30%	128%		37%		78%		12%	37%
Gross margin	28%	13%		24%		22%		68%	26%
Pro forma operating margin	8%	(38%	)	(2%	)	(25%	)	11%	(6% )
Net sales mix	58%	17%		75%		19%		6%	100%

Note:	The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Balance Sheets
(in thousands, except per share data)
(unaudited)

	June 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$270,438	$540,282
Marketable securities	553,141	456,303
Inventories	126,794	143,722
Prepaid expenses and other current assets	93,204	67,613

Total current assets	1,043,577	1,207,920

Fixed assets, net	249,452	271,751
Goodwill, net	70,811	45,367
Other intangibles, net	5,585	34,382
Investments in equity-method investees	3,188	10,387
Other equity investments	15,288	17,972
Other assets	47,146	49,768

Total assets	$1,435,047	$1,637,547

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$296,368	444,748
Accrued expenses and other current liabilities	236,234	305,064
Unearned revenue	69,128	87,978
Interest payable	44,396	68,632
Current portion of long-term debt and other	14,406	14,992

Total current liabilities	660,532	921,414

Long-term debt and other	2,218,426	2,156,133

Commitments and contingencies

Stockholders’ deficit:
Preferred stock $0.01 par value:
Authorized shares — 500,000
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000,000
Issued and outstanding shares — 380,304 and 373,218, respectively	3,803	3,732
Additional paid-in capital	1,546,941	1,462,769
Deferred stock-based compensation	(9,778)	(9,853)
Accumulated other comprehensive loss	(7,596)	(36,070)
Accumulated deficit	(2,977,281)	(2,860,578)

Total stockholders’ deficit	(1,443,911)	(1,440,000)

Total liabilities and stockholders’ deficit	$1,435,047	$1,637,547

Note: The attached “Financial and Operational Highlights” are an integral part of the press release financial statements.

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(unaudited)
(in millions, except per share data)
	Q2 2001	Q3 2001	Q4 2001	Q1 2002	Q2 2002	Y/ Y% Growth
Results of Operations
Net sales	$668	$639	$1,115	$847	$806	21%
Net sales — trailing twelve months (TTM)	$2,978	$2,980	$3,122	$3,269	$3,407	14%
Net sales shipped outside the U.S. (excluding Marketplace) — % of net sales	28%	29%	29%	34%	34%	N/A
Gross profit	$180	$162	$274	$223	$218	21%
Gross margin — % of net sales	26.9%	25.4%	24.6%	26.3%	27.1%	N/A
Gross profit — TTM	$754	$749	$799	$839	$878	16%
Gross margin — TTM % of net sales	25.3%	25.1%	25.6%	25.7%	25.8%	N/A
Fulfillment costs — % of net sales	12.8%	12.7%	9.8%	10.6%	10.6%	N/A
Fulfillment costs — TTM % of net sales	13.8%	13.3%	12.0%	11.2%	10.7%	N/A
Fulfillment costs — % of North America and International combined net sales	13.6%	13.7%	10.7%	11.3%	11.3%	N/A
Pro forma operating expenses	$208	$189	$215	$198	$192	(7%	)
Pro forma operating expenses — TTM	$959	$912	$844	$811	$795	(17%	)
Pro forma operating income (loss)	$(28)	$(27)	$59	$25	$26	N/A
Pro forma operating margin — % of net sales	(4.2%)	(4.2%)	5.3%	2.9%	3.2%	N/A
Pro forma operating income (loss) — TTM	$(205)	$(164)	$(45)	$28	$82	N/A
Pro forma operating income (loss) — TTM % of net sales	(6.9%)	(5.5%)	(1.4%)	0.9%	2.4%	N/A
GAAP operating income (loss)	$(140)	$(70)	$15	$2	$1	N/A
GAAP operating income (loss) — % of net sales	(20.9%)	(11.0%)	1.3%	0.2%	0.2%	N/A
GAAP operating income (loss) — TTM	$(842)	$(749)	$(412)	$(194)	$(53)	(94%	)
GAAP operating income (loss) — TTM % of net sales	(28.3%)	(25.1%)	(13.2%)	(5.9%)	(1.5%)	N/A
Pro forma net income (loss)	$(58)	$(58)	$35	$(5)	$(4)	(92%	)
Pro forma net income (loss) per share	$(0.16)	$(0.16)	$0.09	$(0.01)	$(0.01)	N/A
Pro forma net income (loss) — TTM	$(314)	$(282)	$(157)	$(86)	$(32)	(90%	)
GAAP net income (loss)	$(168)	$(170)	$5	$(23)	$(94)	(44%	)
GAAP net income (loss) per share	$(0.47)	$(0.46)	$0.01	$(0.06)	$(0.25)	N/A
GAAP net income (loss) — TTM	$(1,188)	$(1,118)	$(567)	$(356)	$(281)	(76%	)
North America Books, Music and DVD/Video (BMVD) segment:
BMVD net sales	$390	$351	$538	$443	$412	6%
BMVD net sales — TTM	$1,711	$1,662	$1,689	$1,722	$1,744	2%
BMVD gross profit	$111	$93	$140	$123	$124	12%
BMVD pro forma operating margin — % of BMVD net sales	10%	7%	12%	10%	12%	N/A
North America Electronics, Tools and Kitchen (ETK) segment:
ETK net sales	$111	$103	$217	$126	$128	16%
ETK net sales — TTM	$545	$551	$547	$557	$574	5%
ETK gross profit	$13	$13	$35	$19	$19	41%
ETK pro forma operating margin — % of ETK net sales	(37%)	(32%)	(9%)	(16%)	(14%)	N/A
International segment:
International net sales	$128	$138	$262	$226	$218	70%
International net sales — TTM	$493	$544	$661	$755	$845	71%
International gross profit	$29	$28	$55	$49	$47	61%
International pro forma operating margin — % of International net sales	(23%)	(20%)	(4%)	(5%)	(5%)	N/A
Services segment:
Services net sales	$39	$46	$98	$53	$47	22%
Services net sales — TTM	$229	$223	$225	$236	$244	7%
Services gross profit	$26	$27	$45	$32	$29	9%
Services pro forma operating margin — % of Services net sales	11%	17%	26%	20%	12%	N/A

Note:	The attached “Financial and Operational Highlights” are an integral part of this Supplemental Financial Information and Business Metrics

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(unaudited)
(in millions, except per active customer account data, inventory turnover, accounts payable days, and employee data)

	Q2 2001	Q3 2001	Q4 2001	Q1 2002	Q2 2002	Y / Y% Growth
Customer Data*

Active customer accounts — TTM	21.1	23.0	24.7	26.2	27.3	30%

Net sales (excluding catalog sales) per active customer account — TTM	$136	$126	$123	$122	$122	(10%	)

Marketing cost per active customer account — TTM	$8	$7	$6	$5	$5	(41%	)

Balance Sheet
Cash and marketable securities	$609	$668	$997	$745	$824	35%
Inventory, net	$129	$131	$144	$139	$127	(2%	)
Inventory — % of net sales	21%	20%	12%	17%	17%	N/A
Inventory — % of TTM net sales	5%	5%	5%	4%	4%	N/A
Inventory turnover — annualized	13.7	14.7	24.5	17.7	17.7	29%
Inventory turnover — TTM	14.0	14.8	15.8	17.4	18.9	35%
Fixed assets, net	$292	$288	$272	$256	$249	(15%	)
Accounts payable days — ending	48	46	49	45	46	(5%	)

Cash Flows

Operating cash flow — TTM	$(161)	$(221)	$(120)	$46	$48	N/A

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$(270)	$(301)	$(170)	$10	$16	N/A

Adjusted free cash flow (free cash flow less repayment of capital leaseobligations) — TTM	$(286)	$(320)	$(190)	$(9)	$(3)	(99%	)

Other

Common shares outstanding	362	372	373	375	380	5%
Options outstanding — % of common shares outstanding	12%	18%	18%	17%	13%	N/A

Employees (full-time and part-time)	7,800	7,900	7,800	7,900	7,700	(1%	)

Note:	The attached Financial and Operational Highlights are an integral part of this Supplemental Financial Information and Business Metrics

*
Our customer account and active customer calculation methodology was modified in the third quarter 2001, primarily to include all customers who order new and used products through Amazon Marketplace. Our prior methodology did not capture all such customers. If second quarter 2001 customer metrics were presented under the modified methodology, active customer accounts, TTM net sales per active customer account, and marketing cost per active customer account would have been 21.9 million, $131, and $8, respectively.

AMAZON.COM, INC.
Financial and Operational Highlights
Second Quarter Ended June 30, 2002
(unaudited)

Results of Operations (all comparisons are with the equivalent period of 2001)

Net Sales

•	The benefit to net sales from foreign-currency exchange rate fluctuations was less than $0.1 million.
•	Shipping revenue, excluding commissions earned from Amazon Marketplace, was approximately $81 million, up from $76 million.
•	Equity-based services revenues decreased to approximately $5 million from $8 million.

Gross Profit

•
Shipping profit was approximately $2 million, improving from a loss of $2 million. We continue to measure our shipping results relative to their impact on our overall financial results, with the viewpoint that shipping promotions are an effective marketing tool. We expect to continue offering shipping promotions to our customers, which reduce shipping revenue as a percentage of sales and will negatively affect gross margins on our retail sales.

Fulfillment

•
Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to receiving, inspecting and warehousing inventories; picking, packaging and preparing customers’ orders for shipment; credit card fees and bad debt costs; and responding to inquiries from customers. Fulfillment costs also include amounts paid to third-party cosourcers, who assist us in fulfillment and customer service operations. Certain fulfillment-related costs incurred on behalf of third-party sellers, excluding those costs associated with Syndicated Stores, are classified as cost of sales rather than fulfillment.

Stock-Based Compensation

•
During the first quarter 2001, we offered a limited non-compulsory exchange of employee stock options, which results in variable accounting treatment for approximately 8 million stock options at June 30, 2002, including approximately 7 million options granted under the exchange offer with an exercise price of $13.375, and approximately 1 million options that were subject to the exchange offer but were not exchanged.

•
Variable accounting treatment will result in unpredictable and potentially significant charges or credits, depending on the fluctuation in quoted prices for our common stock, which we are unable to forecast.

•
Cumulative compensation expense recorded at June 30, 2002, associated with variable accounting was approximately $31 million—based on exercises to date and a quarter-end closing common stock price of $16.25—of which $11 million is associated with options exercised and no longer subject to future variability.

•
We have quantified the hypothetical effect on stock-based compensation associated with various quoted prices of our common stock using a sensitivity analysis for our outstanding stock options subject to variable accounting. We have provided this information to give additional insight into the volatility we may experience in the future in our results of operations to the extent that the quoted price for our common stock is above $13.375. This sensitivity analysis is not a prediction of future performance of the quoted prices of our common stock. Using the following hypothetical market prices of our common stock above $13.375, and the actual expense associated with options exercised and no longer subject to future variability,our hypothetical cumulative compensation expense at June 30, 2002, and the difference between hypothetical cumulative compensation expense and actual cumulative compensation expense recorded at June 30, 2002, resulting from variable accounting treatment would have been as follows (in thousands):

Hypothetical Increase Over $13.375	Hypothetical Market Price per Share	Hypothetical Cumulative Compensation Expense	Hypothetical vs. June 30, 2002, Cumulative Compensation Expense
5%	$14.04	$16,463	$(15,027)
10%	$14.71	$21,161	$(10,329)
15%	$15.38	$25,858	$(5,632)
25%	$16.72	$35,252	$3,762
50%	$20.06	$58,738	$27,248

Amortization of Goodwill and Other Intangibles

•
As a result of our adoption of the full provisions of Statement of Financial Accounting Standards No. 141 and No. 142, during the first quarter we reclassified $25 million of other intangibles (comprising only assembled workforce intangibles) to goodwill and discontinued the amortization of our goodwill assets.

Restructuring-Related and Other

•
In 2001, we initiated an operational restructuring plan to reduce our operating costs, streamline our organizational structure, consolidate certain of our fulfillment and customer service operations and migrate a large portion of our technology infrastructure to a new operating platform. As a result, we recorded restructuring and other charges of approximately $114 million in the first quarter 2001, $59 million in the second quarter and $9 million during the second half of 2001. The restructuring plan is complete, although estimates may be adjusted prospectively if necessary.

•
During the first quarter 2002, we permanently closed our fulfillment center in Seattle and, in connection with our 2001 operational restructuring, we revised our sublease income estimates for our vacated Seattle-area office space. These items resulted in additional restructuring-related expenses of $10 million primarily associated with ongoing lease obligations.

•
Cash payments resulting from the restructuring were $13 million in the second quarter 2002, compared with $11 million. The restructuring charges are anticipated to result in the following net cash outflows (included within accrued expenses and other current liabilities and long-term debt and other on our balance sheet):

(in thousands)	Leases (a)	Other	Total
Six Months Ending December 31,
2002	$12,438	$3,677	$16,115
Year Ending December 31,
2003	6,410	3,037	9,447
2004	2,761	—	2,761
2005	2,770	—	2,770
2006	3,036	—	3,036
Thereafter	10,909	—	10,909

Total estimated cash outflows	$38,324	$6,714	$45,038

(a)	Net of anticipated sublease income of approximately $59 million on gross lease obligations of $97 million.

Other Income (Expense), Net

•
Other income (expense) consists primarily of net realized gains and losses on sales of marketable securities and disposals of fixed assets, miscellaneous state and foreign taxes and certain foreign-currency-related transaction gains and losses.

Other Gains (Losses), Net

•
Other losses, net were $63 million for the second quarter 2002, and primarily consist of a $71 million foreign-currency loss on the remeasurement of our 6.875% convertible subordinated notes from Euros to U.S. dollars and a $10 million net gain on sales of equity investments.

•	We are unable to forecast the gains or losses associated with our 6.875% convertible subordinated notes that will result from fluctuations in foreign exchange rates in future periods.

Earnings per Share

•
Basic and diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period; common stock equivalent shares, such as options (outstanding employee stock options were approximately 50 million, compared with 42 million), warrants and convertible securities, were excluded from the computation because their effect is antidilutive.

•
If the effect of common stock equivalents had been included, the number of shares used in the computation of diluted loss per share would have been approximately 399 million, compared with 376 million.

Financial Condition

•
Cash and marketable securities are impacted by the effect of quarterly fluctuations in foreign-currency exchange rates, particularly the Euro. Our Euro investments, classified as available for sale, had a balance of 58 million Euros (approximately $58 million, based on the exchange rate as of June 30, 2002).

•	Our marketable securities, at estimated fair value, consist of the following, as of June 30, 2002 (in thousands):

Asset-backed and agency securities	$371,010
Treasury notes and bonds	108,051
Commercial paper and short-term obligations	29,800
Certificates of deposit	20,663
Corporate notes and bonds	16,885
Equity securities	6,732

$553,141

•
We have pledged approximately $124 million of our marketable securities as collateral for certain contractual obligations, compared with $167 million as of December 31, 2001. Amounts pledged for standby letters of credit that guarantee certain contractual obligations, primarily property leases, were $56 million; $28 million is pledged for a swap agreement that hedges the foreign-exchange-rate risk on a portion of our 6.875% convertible subordinated notes; and $40 million is pledged for certain of our real estate lease agreements. The amount of marketable securities we are required to pledge pursuant to the swap agreement fluctuates with the fair market value of the swap obligation.

Certain Definitions and Other

•	Our segment reporting includes four segments: North America Books, Music and DVD/Video (“BMVD”); North America Electronics, Tools and Kitchen (“ETK”); International; and Services.
•	Allocation of centrally incurred operating costs methodologies have been consistently applied and there are no internal transactions between segments.
•
The BMVD segment includes revenues, direct costs and cost allocations primarily associated with retail sales from www.amazon.com and www.amazon.ca for books, music, DVDs, video products and magazine subscription commissions. This segment also includes commissions and other amounts earned from sales of these products, new or used, through Amazon Marketplace and revenues from stores offering these products through our Syndicated Stores Program, such as www.borders.com.

•
The ETK segment includes revenues, direct costs and cost allocations primarily associated with www.amazon.com retail sales of electronics, computers, kitchen products and housewares, camera and photo items, software, cell phones and service, tools and hardware, and outdoor living items, as well as catalog sales of toys and tools and hardware. This segment also includes commissions and other amounts earned from sales of these products, new or used, through Amazon Marketplace and from offerings of these products by third-party sellers under our Merchant@amazon.com Program, such as Target and Circuit City.

•
The International segment includes all revenues, direct costs and cost allocations associated with the retail sales of our German, French, Japanese and U.K. Web sites—www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.co.uk. This segment also includes commissions and other amounts earned from sales of products, new or used, through Amazon Marketplace and revenues from stores offering these products through our Syndicated Stores Program.

•
The Services segment includes revenues, direct costs and cost allocations associated with our business-to-business commercial agreements, including the Merchant Program, such as www.target.com beginning third quarter 2002, and, to the extent full product categories are not also offered by our online retail stores, the Merchant@amazon.com Program, such as Toysrus.com. This segment also includes our technology alliance with America Online and miscellaneous marketing, promotional and other agreements.

•
All references to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our Web sites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops services and from our Merchant@amazon.com and Syndicated Stores Programs, but exclude Merchant Program customers, Amazon.com Payments customers, our catalog customers and the customers of selected companies with whom we have strategic marketing and promotional relationships.

•
Trailing twelve-month net sales per active customer account figures include all amounts earned through Internet sales, including net sales earned from new or used products sold through Amazon Marketplace, Auctions and zShops services, and products sold through our Merchant@amazon.com and Syndicated Stores Programs, but excluding products sold through our Merchant Program, catalogs and certain strategic alliances and sales of inventory to Toysrus.com. A customer is considered active upon placing an order.